Exhibit 99.1

PRESS RELEASE

INX Announces Credit Agreement Waiver and of Deficiency Notice from NASDAQ

HOUSTON--(BUSINESS WIRE)—May 27, 2010--INX Inc. (NASDAQ: INXI; the “Company”; or “INX”) today announced that it received a waiver of default through June 30, 2010 under Section 7(b) of the Amended and Restated Credit Agreement dated April 30, 2007 between INX and Castle Pines Capital LLC (“CPC”), whereby the Company is required to provide CPC with its Annual Report on Form 10-K no later than 90 days after the last day of each fiscal year and to provide its Form 10-Q for each fiscal quarter.  Due to the circumstances previously disclosed, the Company was unable to provide its Annual Report on Form 10-K by March 31, 2010 and its Form 10-Q for the first fiscal quarter of 2010. The Company also announced today that it received a subsequent letter from The Nasdaq Stock Market indicating that the Company remains in noncompliance with Nasdaq Listing Rules for continued listing because the Company has not yet filed its Form 10-Q for the period ending March 31, 2010. The Company has until June 21, 2010, to submit a plan to regain compliance and if Nasdaq accepts the Company’s plan, an additional grace period of up to 180 calendar days from the original due date, or until October 12, 2010, will be provided to regain compliance. This notification has no immediate effect on the Company’s listing or on the trading of the Company’s common stock. The Company is working diligently on this matter and intends to file its Annual Report on Form 10-K and Quarterly Report on Form 10-Q as soon as practicable.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP network communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Service offerings are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com